Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to the Equity Award Plan for Employees and Officers of Covanta Holding Corporation (formerly known as Danielson Holding Corporation) of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedules of Covanta Holding Corporation included in its Annual Report (Form 10-K and 10K/A) for the year ended December 31, 2004, Covanta Holding Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Covanta Holding Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
November 29, 2005